EXHIBIT 10.11
[DATE]
[Name of executive]1
[Address of executive]
Dear [Sobriquet of executive]:
StarTek, Inc. (“Company”) proposes to amend, as set forth below, both the letter agreement between you (“Employee”) and the Company dated [Date of Letter Agreement] that states the terms and conditions of your employment with Company (“Agreement”) and the Company’s Proprietary Information and Inventions Agreement that you signed (the “Proprietary Information Agreement”) pursuant to Section 9(a) of the Agreement. If you agree to the amendments proposed below, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.
1. Revise Sections 6 and 7 of the Agreement to read as follows:
6. Stock Options. To the extent that Company has or may grant Employee options to purchase shares of Company common stock (“Options”), the vesting schedule, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options will be those set forth in the stock option plan pursuant to which such Options were granted, Option grant notices, and Option agreements approved by the Board of Directors and entered into by Employee.
7. Bonus. Employee may be eligible to participate in Company’s annual Incentive Bonus Plan with a bonus potential of [Bonus percentage]% of Base Salary at 100% target attainment (the “Bonus Potential”) pursuant to the terms, conditions and limitations set forth therein.

[1]	Except for text described in footnotes below, bracketed text is specific to individual executive.

2. Revise Section 10(d) of the Agreement to read as follows:
(d) Termination by the Company without Cause [or for Good Reason]2. In the event Employee’s employment is terminated without Cause (as defined herein) [or Employee resigns for Good Reason (as defined herein)]2 and provided Employee executes a release in the form attached as Exhibit B (“Release”), and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, then in addition to payment of the Accrued Compensation, Employee shall be entitled to receive (i) the equivalent of [Severance period] months of Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to Deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release; (ii) a lump sum amount equal to Bonus Potential; (iii) annual bonus for the year during which termination occurs, pro-rated for time and performance as judged by CEO; and (iv) provided that Employee is eligible for and timely elects continuation of health insurance pursuant to COBRA, for a period of [Severance period] months Company shall also reimburse Employee for a portion of the cost of Employee’s COBRA premiums that is equal to, and does not exceed, Company’s monthly contribution towards Employee’s health benefit premiums as of the date of termination provided, however, that Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the [Severance period] month period, and Employee hereby agrees to promptly notify Company if Employee becomes eligible to be covered by group health insurance in such event ((i) (ii), (iii), and (iv) collectively, the “Severance Benefits”).
3. Revise Section 9(c) of the Agreement to read as follows:
(c) Non-Competition and Non-Solicitation. Employee agrees that for a period of [Severance period] following his last day of employment with Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.
4. Revise Section 3 and the first paragraph of Section 4 of the Proprietary Information Agreement to read as follows:
3. No Conflicts or Solicitation. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of [Severance period] months after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).

[2]	Bracketed text referring to “Good Reason” is used only in contracts for Executive Vice Presidents, such as Chief Operating Officer or Chief Financial Officer.

4. Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of [Severance period] months after my last day of employment with the Company, I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.
Except as set forth above, the Agreement and the Proprietary Information Agreement continue in full force and effect according to their terms.
If you have any questions, please do not hesitate to call me at your earliest convenience.

StarTek, Inc.

By:
A. Laurence Jones
Its:	Chief Executive Officer
I have read this proposal and I understand and I accept its terms.

[Name of executive]

Date: